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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration Under
            Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934

                                           Commission File Number   O-22422
                                                                    -------

                              Pollo Tropical, Inc.
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              (Exact name of registrant as specified in its charter)

           7300 North Kendall Drive, 8th Floor, Miami, Florida 33156
                                 (305) 670-7696
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              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                     Common Stock, par value $.01 per share
          ---------------------------------------------------------
           (Title of each class of securities covered by this Form)


          ---------------------------------------------------------
              (Titles of all other classes of securities for which
                 a duty to file reports under section 13(a) or
                                 15(d) remains)

                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(i)     [X]
Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                   Rule 15d-6              [ ]

                  Approximate number of holders of record as of the certification or notice date:

      0
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Pursuant to the requirements of the Securities Exchange Act of 1934, Pollo
Tropical, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  July 20, 1998                 By: /s/ Nicholas A. Castaldo
                                          ------------------------------------
                                          Name: Nicholas A. Castaldo
                                          Title: President and Chief Operating
                                                 Officer